Exhibit 99.1

UNAUDITED PRO FORMA COMBINED INCOME STATMENT

The following unaudited pro forma combined income statement was prepared using the historical consolidated financial statements of Buckeye Partners, L.P. (“Buckeye”) and Lodi Gas Storage, L.L.C. (“Lodi Gas”).  This information should be read in conjunction with, and is qualified in its entirety by, Buckeye’s December 31, 2008 consolidated financial statements and accompanying notes as filed on Form 10-K on March 2, 2009 that are incorporated by reference into this current report.

BUCKEYE PARTNERS, L.P.

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

(In thousands, except per unit amounts)

	For the year ended December 31, 2008	For the period January 1 to 17, 2008

	Buckeye Partners, L.P.	Lodi Gas Storage, L.L.C.	Pro Forma adjustments		Pro Forma Combined
Revenues
Product sales	$1,304,097	$—	$—		$1,304,097
Transportation and other	592,555	2,579	—		595,134
Total revenue	1,896,652	2,579	—		1,899,231

Costs and expenses:
Cost of product sales	1,274,135	—	—		1,274,135
Operating expenses	279,454	614	69	(6)	280,137
Depreciation and amortization	55,299	200	18	(1)	55,517
General and administrative	34,143	2,645	(2,585	)(2)	34,203

Total cost and expenses	1,643,031	3,459	(2,499)		1,643,991

Operating income	253,621	(880)	2,499		255,420
Other income (expense):
Investment and equity income	9,487	(1)	—		9,486
Interest and debt expense	(74,387)	(447)	(547	)(3)	(74,963)
	—	—	(29	)(4)
			447	(5)
Minority interests and other	(5,562)	—	—		(5,562)
Total other expense	(70,462)	(448)	(129)		(71,039)

Net income (loss) from continuing operations	183,159	(1,328)	2,370		184,201
Net income from dicontinued operations	1,230	—	—		1,230
Net income (loss)	$184,389	$(1,328)	$2,370		$185,431

Allocation of net income:
Net income allocated to general partner:
Income from continuing operations	$33,684				$33,876	(7)
Income from discontinued operations	$370				$370	(7)

Net income allocated to limited partners:
Income from continuing operations	$149,475				$150,325	(7)
Income from discontinued operations	$860				$860	(7)

Earnings per limited partner unit-basic:
Income from continuing operations	$3.13				$3.15
Income from discontinued operations	0.02				0.02
Earnings per limited partner unit-basic	$3.15				$3.17

Earnings per limited partner unit-diluted:
Income from continuing operations	$3.13				$3.15
Income from discontinued operations	0.02				0.02
Earnings per limited partner unit-diluted	$3.15				$3.17

Weighted average number of limited partner units outstanding:
Basic	47,747				47,747
Diluted	47,763				47,763

See accompanying Notes to unaudited pro forma combined financial statements.

BUCKEYE PARTNERS, L.P.

NOTES TO UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

Note 1 — Basis of Presentation

On January 18, 2008, Buckeye Gas Storage LLC, a wholly-owned subsidiary of Buckeye, acquired the outstanding member interests of Lodi Gas, a subsidiary of Lodi Holdings, LLC.  Lodi Gas owns and operates a natural gas storage facility located in northern California. This facility is connected to Pacific Gas and Electric’s intrastate gas pipelines that service natural gas demand in the San Francisco and Sacramento areas.  The contractual purchase price of Lodi Gas was approximately $440 million of which Buckeye paid $428 million at closing and another $12 million on March 6, 2008, after the receipt of approval from the California Public Utilities Commission for a natural gas storage expansion project known as Kirby Hills Phase II.

The unaudited pro forma combined income statement for the year ended December 31, 2008 assumes that the acquisition and the related financing occurred on January 1, 2008.  The unaudited pro forma combined income statement for the year ended December 31, 2008 combines Buckeye’s audited consolidated income statement for the year ended December 31, 2008 with Lodi Gas’ consolidated income statement for the period January 1, 2008 through January 17, 2008.

The pro forma combined income statement is based on the estimates and assumptions set forth in the notes to such information. The pro forma combined income statement is being furnished solely for informational purposes and, therefore, is not necessarily indicative of the combined results of operations that might have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations that may occur in the future.

The following pro forma combined income statement has been prepared for illustrative purposes only and do not purport to be indicative of the actual results that would have been achieved by Buckeye or the combined company for the period presented or that will be achieved by Buckeye or the combined company in the future.

Note 2 — Unaudited Pro Forma Combined Income Statement Adjustments

(1)          Represents additional depreciation resulting from the increase in book value of property, plant and equipment to reflect fair values at the date of acquisition.

(2)          Represents a reduction of general administrative expense to remove bonuses paid in January 2008 to certain executives who departed the company at the acquisition date, which were based on the sale of Lodi Gas by Lodi Holdings, LLC and which will not be repeated.

(3)          Represents additional interest expense with respect to $300 million of debt securities issued by Buckeye in connection with the acquisition.

(4)          Represents additional interest expense associated with amortization of interest rate swaps entered into to hedge interest rate exposure with respect to the $300 million of debt securities issued in connection with the acquisition.

(5)          Represents a reduction of interest expense with respect to the repayment of a $135 million note by Lodi Gas with the sale proceeds received from Buckeye.

(6)          Represents additional deferred lease expense based on the estimated useful life of the acquired assets.

(7)          Represents the estimated allocation of net income using the same percentages as was used by Buckeye in its allocation of its net income for the year ended December 31, 2008.